As filed with the Securities and Exchange Commission on July 24, 2009

Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3/A
REGISTRATION STATEMENT
THE SECURITIES ACT OF 1933

TOP SHIPS INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
1 Vas. Sofias and Meg. Alexandrou Str 15124 Maroussi, Greece 011 30 210 812 8180 (Address and telephone number of Registrant's principal executive offices)	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Primary Offering
Common Shares, par value $0.01 per share
Preferred Shares, par value $0.01 per share
Preferred Share Purchase Rights(3)
Warrants (4)
Primary Offering Total		$500,000,000	$27,900
Secondary Offering
Common Shares, par value $0.01 per share, to be offered by the selling shareholder	70,462,300	$150,084,699(5)	$8,375
Secondary Offering Total		$150,084,699	$8,375
Total		$650,084,699	$36,275*

*	Previously paid.

(1)	Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $500,000,000.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.  Pursuant to General Instruction II(C) of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  In no event will the aggregate offering price of all securities sold by TOP SHIPS INC. pursuant to this registration statement exceed $500,000,000, nor shall the offering price of shares sold by the selling shareholder exceed $200,000,000.

(3)
Preferred share purchase rights are not currently separable from the common shares and are not currently exercisable.  The value attributable to the preferred share purchase rights, if any, will be reflected in the market price of the common shares.

(4)	There are an indeterminate number of warrants as may from time to time be sold at indeterminate prices being registered hereunder.
(5)
Estimated based on the maximim amount of our shares that may be sold by the selling shareholder pursuant to this registration statement multiplied by the average of the high and low price of our common shares on the Nasdaq Global Select Market on June 29, 2009 ($2.13), calculated in accordance with Rule 457(c) under the Securities Act of 1933.

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 24, 2009

$500,000,000

Common Shares, Preferred Share Purchase Rights, Preferred Shares and Warrants

And

70,462,300 of our Common Shares Offered by the Selling Shareholder

Through this prospectus, we may periodically offer:

(1) our common shares, including related preferred share purchase rights,

(2) our preferred shares, and

(3) our warrants.

The aggregate offering price of all securities issued under this prospectus may not exceed $500.0 million.  The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholder named in the section "Selling Shareholder," YA Global Master SPV Ltd., or YA Global, may sell in one or more offerings pursuant to this registration statement up to 70,462,300 of our common shares. The selling shareholder is, and any other broker-dealer or agent that are involved in selling the shares may be deemed to be, an "underwriter" within the meaning of the Securities Act in connection with such sales. The selling shareholder may sell shares from time to time on or off the Nasdaq Global Select Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions.  None of the proceeds from the sale of stock by the selling shareholder will be placed in escrow, trust or any similar account.  For additional information on the methods of sale that may be used by the selling shareholder, see the section entitled "Plan of Distribution" on page 16. We will not receive any of the proceeds from the sale of these shares. However, we will receive proceeds from the selling shareholder from the initial sale to such shareholder of these shares in a private transaction. We have and will continue to bear the costs relating to the registration of these shares.

Our common shares are currently listed on Nasdaq Global Select Market under the symbol "TOPS".

An investment in these securities involves risks.  See the section entitled "Risk Factors" beginning on page 7 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RECENT DEVELOPMENTS	3
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	8
PRICE RANGE OF COMMON STOCK
RATIO OF EARNINGS TO FIXED CHARGES	10
USE OF PROCEEDS	11
CAPITALIZATION	12
ENFORCEMENT OF CIVIL LIABILITIES	13
SELLING SHAREHOLDER	14
PLAN OF DISTRIBUTION	16
DESCRIPTION OF CAPITAL STOCK	18
DESCRIPTION OF PREFERRED SHARES	23
DESCRIPTION OF WARRANTS	24
EXPENSES	25
LEGAL MATTERS	25
EXPERTS	25
WHERE YOU CAN FIND ADDITIONAL INFORMATION	25

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares and warrants described in this prospectus in one or more offerings up to a total dollar amount of $500.0 million.  In addition, the selling shareholder may sell in one or more offerings pursuant to this registration statement up to 70,462,300 of our common shares.  This prospectus provides you with a general description of the securities we or any the selling shareholder may offer. We will provide updated information if required whenever we or a the selling shareholder offer securities pursuant to this prospectus.  This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information."

PROSPECTUS SUMMARY

Unless the context otherwise requires, as used in this prospectus, the terms ''Company,'' ''we,'' ''us,'' and ''our'' refer to TOP SHIPS INC. and all of its subsidiaries, and ''TOP SHIPS INC.'' refers only to TOP SHIPS INC. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our functional currency is in the U.S. dollar as all of our revenues are received in U.S. dollars and a majority of our expenditures are made in U.S. dollars. All references in this prospectus supplement to "$" or "dollars" are to U.S. dollars.

Our Company

We are a provider of international seaborne transportation services, carrying petroleum products, crude oil for the oil industry and drybulk commodities for the steel, electric utility, construction and agriculture-food industries. We employ our tanker and drybulk vessels under time charters, bareboat charters, or in the spot charter market. Two of our tankers and four of our drybulk vessels are currently employed on time charters and five of our tankers and one of our drybulk vessels are employed on bareboat charters. We actively manage the deployment of our fleet between time charters and bareboat charters, which last from several months to several years. 56% of our fleet by dwt are sister ships, which enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. Sister ships also increase our operating efficiencies because technical knowledge can be applied to all vessels in a series and create cost efficiencies and economies of scale when ordering spare parts, supplying and crewing these vessels.

As of the date of this prospectus, our fleet under management consists of 12 owned (seven tankers and five drybulk vessels) and one newbuilding product tanker that we have agreed to acquire during 2009.

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed TOP TANKERS INC. in May 2004. In December 2007, TOP TANKERS INC. was renamed TOP SHIPS INC. Our common stock is currently listed on the NASDAQ Global Select Market under the symbol "TOPS". The current address of our principal executive office is 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8000.

Our Fleet

The following table presents the Company's owned fleet list and employment as of the date of this prospectus:

	Dwt	Year Built	Charter Type	Expiry	Daily Base Rate	Profit Sharing Above Base Rate (2009)
Seven Tanker Vessels
Dauntless	46,168	1999	Time Charter	Q1/2010	$16,250	100% first $1,000 + 50% thereafter
Ioannis P.	46,346	2003	Time Charter	Q4/2010	$18,000	100% first $1,000 + 50% thereafter
Miss Marilena	50,000	2009	Bareboat Charter	Q1-2/2019	$14,400	None
Lichtenstein	50,000	2009	Bareboat Charter	Q1-2/2019	$14,550	None
Ionian Wave	50,000	2009	Bareboat Charter	Q1-2/2016	$14,300	None
Thyrrhenian Wave	50,000	2009	Bareboat Charter	Q1-2/2016	$14,300	None
Britto	50,000	2009	Bareboat Charter	Q1-2/2019	$14,550	None

One Newbuilding Product Tanker
Hull S-1033	50,000	2009	Bareboat Charter	Q1-2/2019	$14,550	None

Total Tanker dwt	439,598

Five Drybulk Vessels
Cyclades	75,681	2000	Time Charter	Q2/2011	$54,250	None
Amalfi	45,526	2000	Time Charter	Q2/2009	$10,000	None
Voc Gallant	51,200	2002	Bareboat Charter	Q2/2012	$24,000	None
Pepito	75,928	2001	Time Charter	Q2/2013	$41,000	None
Astrale	75,933	2000	Time Charter	Q2/2011	$18,000	None

Total Drybulk dwt	324,268

TOTAL DWT	763,866

Recent Developments

In February 2009, the Company took delivery of Miss Marilena and Lichtenstein from SPP. Miss Marilena and Lichtenstein are two out of six 50,000 dwt product / chemical tankers scheduled to be delivered in 2009. Miss Marilena and Lichtenstein entered into bareboat time-charter employment for a period of 10 years at a daily rate of $14,400 and $14,550, respectively.

On March 19, 2009, the Company took delivery of Ionian Wave and Tyrrhenian Wave from SPP. Ionian Wave and Tyrrhenian Wave are the third and fourth out of the six 50,000 dwt product / chemical tankers discussed above. Ionian Wave and Tyrrhenian Wave entered into bareboat time-charter employment for a period of seven years at a daily rate of $14,300, with three successive one-year options at a higher daily rate.

On May 22, 2009, the Company took delivery of Britto from SPP. Britto is the fifth out of the six 50,000 dwt newbuilding product / chemical tankers scheduled to be delivered in 2009. Britto entered into bareboat time-charter employment for a period of ten years at a daily rate of $14,550.

On June 24, 2009, we terminated the bareboat charters and redelivered the vessels M/T Faithful, the M/T Doubtless, the M/T Spotless and the M/T Vanguard to their owners after paying $11.75 million in termination fees and expenses. In addition to the termination fees and expenses, we have forfeited our right to receive the seller's credit of $10.0 million from the initial sale of the vessels, which would have been received upon expiration of the bareboat charter, and we have undertaken to pay for the dry-dock of the M/T Spotless which is currently in progress. The bareboat charter would have expired in 2011. In order not to disrupt the existing time charters of the vessels, to which we are no longer a party following their novation to the owners, we will remain the managers of the vessels until the expiration of their current time charters, in early 2010, and will be reimbursed by the owners for all expenses incurred.

On July 6, 2009 we redelivered the M/T Relentless to its owners and paid a termination fee of $2.5 million. The termination fee and redelivery of the vessel were part of the termination agreement signed in April 2009 to terminate the bareboat charter initially entered into as part of the sale and leaseback deal in 2005. The bareboat charter would have expired in 2012. This was the last leased vessel in Top Ships’ fleet.

As of December 31, 2008, we were in breach of certain covenants contained in our loan agreements relating to our overall outstanding indebtedness of $342.5 million. These constitute a potential event of default and could result in the lenders requiring immediate repayment of the loans. As a result of these breaches, we have classified all our debt as current as discussed in "Item 18 – Financial Statements –Consolidated Financial Statements - Note 12" of our Annual Report on Form 20-F for the year ended December 31, 2008. During 2009, as of the date of this prospectus, we have already received waivers on certain covenants from two of our lenders and are in discussions or negotiations with the remaining lenders to obtain waivers and restructure the debt. We expect that the lenders will not demand payment of the loans before their maturity, provided that we pay loan installments and accumulated or accrued interest as they fall due under the existing credit facilities. We do not expect that existing cash reserves together with cash generated from the operations of the vessels owned or operated by the Company to be sufficient to repay the total balance of loans in default if such debt is accelerated by the lenders. See "Liquidity and Capital Resources – Tabular Disclosure of Contractual Obligations - Long term Debt" in our Annual Report on Form 20-F for the year ended December 31, 2008 for further information.  No developments have taken place since the date of filing of our Annual Report on Form 20-F for the year ended December 31, 2008.

Corporate Structure

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed TOP TANKERS INC. in May 2004. In December 2007, TOP TANKERS INC. was renamed TOP SHIPS INC. Our common stock is currently listed on the NASDAQ Global Select Market under the symbol "TOPS".

On July 23, 2004, we completed our initial public offering. The net proceeds of our initial public offering, approximately $124.6 million, were primarily used to finance the acquisition of 10 vessels, comprising of eight Ice-class double-hull Handymax tankers and two double-hull Suezmax tankers. The total cost of the acquisition was approximately $251.3 million.

On November 5, 2004, we completed a follow-on offering of our common stock. The net proceeds of our follow-on offering, approximately $139.5 million, were used primarily to finance the acquisition of five double-hull Suezmax tankers. The total cost of the acquisition was approximately $249.3 million.

During 2005, we acquired five double-hull Handymax and four double-hull Suezmax tankers at a total cost of $453.4 million and sold one double-hull Handymax and our last single-hull Handysize tanker. We sold and leased-back five double-hull Handymax tankers for a period of seven years.

From April 2006, until July 2006, we issued through a "controlled equity offering" 1,302,454 shares of common stock, par value $0.01. The net proceeds totaled $26.9 million.

During 2006, we sold and leased-back on a fixed charter basis four double-hull Handymax, four double-hull Suezmax and five double-hull Suezmax tankers for periods of five years, five years and seven years, respectively. Additionally, we sold three double-hull Handymax tankers, and we entered into an agreement with SPP Shipbuilding Co., Ltd. of the Republic of Korea, or SPP, for the construction of six product/chemical tankers.

In May 2007, we re-acquired four Suezmax tankers that we sold in 2006 in an earlier sale and leaseback transaction and terminated the respective bareboat charters. The re-acquisition price was $208.0 million and was partially financed by the early redemption of the seller's credit of $20.6 million associated with the 2006 sales and leaseback transactions, along with secured debt financing and cash from operations.

From June 2007 until July 2007, we issued through a "controlled equity offering" 1,435,874 shares of common stock, par value $0.01. The net proceeds totaled $29.4 million.

During July and August 2007, we agreed to acquire one Supramax, one Handymax and four Panamax drybulk vessels at a total cost of $370.1 million. The Handymax and two of the four Panamax drybulk vessels were delivered to us during the fourth quarter of 2007. The Supramax and the remaining two Panamax drybulk vessels were delivered to us during the first two quarters of 2008.

In December 2007, we completed a follow-on offering of our common stock. The net proceeds of this follow-on offering, approximately $68.9 million, were used primarily to repay outstanding secured debt and to partially finance the acquisition of the six drybulk vessels mentioned above, one of which we have since sold.

During 2007 we sold one Suezmax tanker, we agreed to sell one Suezmax tanker that we later delivered in January 2008 to its new owners, and we terminated the bareboat charters on three Handymax tankers that we sold in 2006 in sale and leaseback transactions, due to the sale of the vessels by their owners to third parties.

During 2008, we took delivery of one Supramax drybulk vessel and two Panamax drybulk vessels, which we had agreed to acquire in 2007 as mentioned above. Additionally, during 2008, we sold seven owned Suezmax tankers and one Panamax drybulk vessel and we arranged the sale of six chartered-in vessels, under bareboat charters, and terminated the respective charters.

On March 20, 2008, we effected a three-for-one reverse stock split of our common stock. There was no change in the number of authorized common shares. As a result of the reverse stock split, the number of outstanding shares as of March 20, 2008 decreased to 20,705,380, while the par value of our common shares remained unchanged at $0.01 per share.

In April 2008, we privately placed with various investors 7.3 million unregistered shares of common stock, par value $0.01, for aggregate proceeds of approximately $51.0 million. The 7.3 million shares were sold for $7.00 per share, which represents a discount of 15.5 percent based on the closing share price of $8.28 on April 23, 2008. In July 2008, we filed a registration statement on Form F-3, with respect to these 7.3 million shares.

As of December 31, 2008, our fleet consisted of twelve vessels – seven Handymax tankers, one Supramax drybulk vessel, one Handymax drybulk vessel, and three Panamax drybulk vessels, with total carrying capacity of 0.7 million dwt (including five tankers sold and leased back), as compared to 23 vessels, with total carrying capacity of 2.4 million dwt (including 11 tankers sold and leased back), as of December 31, 2007.

In February 2009, the Company took delivery of Miss Marilena and Lichtenstein from SPP. Miss Marilena and Lichtenstein are two out of six 50,000 dwt product /chemical tankers scheduled to be delivered in 2009. Miss Marilena and Lichtenstein entered into bareboat time-charter employment for a period of 10 years at a daily rate of $14,400 and $14,550, respectively.

On March 19, 2009, the Company took delivery of Ionian Wave and Tyrrhenian Wave from SPP. Ionian Wave and Tyrrhenian Wave are the third and fourth out of the six 50,000 dwt product / chemical tankers discussed above. Ionian Wave and Tyrrhenian Wave entered into bareboat time-charter employment for a period of seven years at a daily rate of $14,300, with three successive one-year options at a higher daily rate.

On May 22, 2009, the Company took delivery of Britto from SPP. Britto is the fifth out of the six 50,000 dwt newbuilding product / chemical tankers scheduled to be delivered in 2009. Britto entered into bareboat time-charter employment for a period of ten years at a daily rate of $14,550.

On June 24, 2009, we terminated the bareboat charters and redelivered the vessels M/T Faithful, the M/T Doubtless, the M/T Spotless and the M/T Vanguard to their owners after paying $11.75 million in termination fees and expenses. In addition to the termination fees and expenses, we have forfeited our right to receive the seller's credit of $10.0 million from the initial sale of the vessels, which would have been received upon expiration of the bareboat charter, and we have undertaken to pay for the dry-dock of the M/T Spotless which is currently in progress. The bareboat charter would have expired in 2011. In order not to disrupt the existing time charters of the vessels, to which we are no longer a party following their novation to the owners, we will remain the managers of the vessels until the expiration of their current time charters, in early 2010, and will be reimbursed by the owners for all expenses incurred.

On July 6, 2009 we redelivered the M/T Relentless to its owners and paid a termination fee of $2.5 million. The termination fee and redelivery of the vessel were part of the termination agreement signed in April 2009 to terminate the bareboat charter initially entered into as part of the sale and leaseback deal in 2005. The bareboat charter would have expired in 2012. This was the last leased vessel in Top Ships’ fleet.

The current address of our principal executive office is 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8000.

The Securities We May Offer

We may use this prospectus to offer up to $500.0 million of:

●   common shares, including related preferred share purchase rights,

●   preferred shares, and

●   warrants.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, the selling shareholder named in this prospectus or in a prospectus supplement to the registration statement of which this prospectus is a part may sell in one or more offerings pursuant to this registration statement up to 70,462,300 of our common shares. We will not receive any of the proceeds from the sale of these shares. However, we will receive proceeds from the selling shareholder from the initial sale to such shareholder of these shares in a private transaction.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the risks and discussion of risks under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2008, and the documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities.  Please see "Where You Can Find Additional Information – Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

TOP SHIPS INC. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words "anticipate," "believe," "expect," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should" and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the shipping market, including the effect of changes in OPEC's petroleum production levels and worldwide oil consumption and storage, changes in regulatory requirements affecting vessel operations including requirements for double hull tankers, changes in TOP SHIPS INC.'s operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, changes in the price of our capital investments, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists, and other important factors described from time to time in the reports filed by us with the Commission.

PRICE RANGE OF COMMON STOCK

The trading market for our common stock is the NASDAQ Global Select Market, on which the shares are listed under the symbol ''TOPS.'' The following table sets forth the high and low closing prices for our common stock since our initial public offering of common stock at $33.00 per share on July 23, 2004, as reported by the NASDAQ Global Select Market. The high and low closing prices for our common stock for the periods indicated were as follows:

	HIGH	LOW
For the Fiscal Year Ended December 31, 2008*
For the Fiscal Year Ended December 31, 2007*
For the Fiscal Year Ended December 31, 2006*
For the Fiscal Year Ended December 31, 2005*
For the Fiscal Year Ended December 31, 2004 (beginning July 23, 2004)*
	$10.62 $25.20 $54.96 $66.00 $72.42	$1.40 $9.09 $13.83 $36.81 $31.53
For the Quarter Ended*
March 31, 2009 December 31, 2008 September 30, 2008 June 30, 2008 March 31, 2008* December 31, 2007* September 30, 2007* June 30, 2007* March 31, 2007*	$2.30 $4.66 $6.31 $10.28 $10.65 $22.23 $25.20 $22.41 $15.75	$0.77 $1.40 $3.81 $6.40 $6.06 $9.09 $14.88 $13.44 $13.35

For the Month	HIGH	LOW
July 1 to July 23, 2009	$2.12	$1.53
June 2009	$3.52	$1.98
May 2009	$1.77	$1.54
April 2009	$1.65	$0.98
March 2009	$1.08	$0.77
February 2009	$2.00	$1.26
January 2009	$2.30	$1.83
*Adjusted for the 1:3 reverse stock split effective March 20, 2008

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the fiscal years ended December 31, 2004, 2005, 2006, 2007 and 2008.(1)

	For the years ended December 31,
	2008	2007	2006	2005	2004
	(in thousands of U.S. dollars)
Earnings
Net income	25,639	(49,076)	(11,005)	64,921	28,194
Add: Fixed charges	47,202	53,419	58,724	21,517	4,648
	72,841	4,343	47,719	86,438	32,842
Less: Interest capitalized	3,873	2,661	34
Total Earnings	$68,968	1,682	47,685	86,438	32,842

Fixed Charges
Interest expensed and capitalized	23,362	19,223	21,372	17,455	3,799
Interest element of rental	18,709	32,115	32,818	2,655	94
Amortization and write-off of capitalized expenses relating to indebtedness	5,131	2,081	4,534	1,407	755

Total Fixed Charges	$47,202	53,419	58,724	21,517	4,648

Ratio of Earnings to Fixed Charges(2)(3)	1.46	-	-	4.02	7.07

___________
(1)  We have not issued any preferred shares as of the date of this prospectus.

(2)  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common stockholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

(3)  Our earnings were insufficient to cover fixed charges in 2007 and 2006 by $51,737 and $11,039, respectively.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities that we may offer by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel or other acquisitions and for general corporate purposes.

We will not receive any of the proceeds from the sale of shares by the selling shareholder pursuant to this prospectus. However, we will receive proceeds from the selling shareholder from the initial sale to such shareholder of these shares in a private transaction.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information on the Company's consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

TOP SHIPS INC. is a Marshall Islands company and our executive offices are located outside of the U.S. in Maroussi, Greece.  A majority of our directors, officers and the experts named in the prospectus reside outside the U.S.  In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the U.S.  As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons.  You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

SELLING SHAREHOLDER

The following information contains a description of YA Global Master SPV LTD., or YA Global, or the "Selling Shareholder," and its relationship to the Company and how the Selling Shareholder acquired (or shall acquire) the shares to be sold in this offering.  Shares may also be sold through the Selling Shareholder's pledgees, assignees or successors-in-interest . Capitalized terms used but not defined in this section shall have the meanings given to them in the Standby Equity Distribution Agreement dated as of July 1, 2009, or the SEDA, by and between Top Ships Inc. and the Selling Shareholder. The Selling Shareholder has not held a position or office, or had any other material relationship, with the Company, except as follows:

YA Global Master SPV LTD. (YA Global). YA Global is the investor under the SEDA. All investment decisions of, and control of, YA Global are held by its investment manager, Yorkville Advisors, LLC, or Yorkville Advisors.  Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Global acquired, or will acquire, all shares being registered in this offering in financing transactions with the Company.

On July 1, 2009, the Company and YA Global entered into what is sometimes termed an equity line of credit arrangement.  The Company entered into the SEDA pursuant to which the Company has the opportunity, for a three-year period beginning on the date on which the Commission first declares effective a registration statement registering the resale of our shares by YA Global, to sell our common shares to YA Global for a total purchase price of up to $200 million, at our sole discretion. YA Global intends to resell up to an estimated amount of  70,462,300 of these shares of our common stock.

For each share of common stock purchased under the SEDA, YA Global will pay 97.25% of the VWAP of our common shares on the advance pricing date, subject to an adjustment up to 97.75% if the daily trading volume of our shares over a twenty day period reaches an aggregate of at least $40 million. Once presented with an advance notice, YA Global is required to purchase the number of shares specified in the advance notice. Delivery of the shares against payment therefor in respect of each advance notice shall be settled on the third trading day following each sale pursuant to the SEDA, or on such earlier date as we and YA Global may mutually agree. Each such notice may be for an amount of common shares not to exceed the greater of (i) $1,500,000 divided by the VWAP of our common shares on the relevant trading day or (ii) the number of shares equal to 20% of the average of the volume traded on each of the five trading days immediately prior to the advance pricing date. “VWAP” means, as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, LP.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement. In connection with any advance notice, if any portion of an advance would cause the beneficial ownership of our then outstanding common shares by YA Global to exceed 9.99% or to exceed the aggregate offering price or number of common shares available for issuance pursuant to this prospectus or our Amended and Restated Articles of Incorporation, then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.

We have paid $75,000 to YA Global as a structuring fee. We may terminate the SEDA at any time upon prior notice to YA Global, as long as there are no advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 1 to the Company's Current Report on Form 6-K as filed with the Commission on July 1, 2009.

The below table and the accompanying footnotes assume that the Selling Shareholder will sell all of such shares, including all shares issuable under the SEDA which have not yet been issued as of the date of this prospectus. However, because the Selling Shareholder may sell all or some of its shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Shareholder or that will be held by the Selling Shareholder after completion of any sales. We do not know how long the Selling Shareholder will hold the shares before selling them. Information concerning the Selling Shareholder may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary or required.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the class following the offering(1)

YA Global Master SPV LTD.	0 (2)	0% (2)	70,462,300 (3)	70.5%

(1)	Assumes the sale of all shares being offered in this prospectus.

(2)
The Selling Shareholder does not own any of our shares as of the date of this registration statement but is eligible to, and is, registering for resale the estimated maximum number of shares that it expects it may acquire in this offering.  Please see note (3) below for further information.

(3)
The total number of shares that may be issued and sold to the Selling Shareholder under the SEDA depends on the prevailing market price at the time of such sales and is not currently determinable, but is limited to $200 million and subject to the other terms and conditions of the SEDA. The number of shares sold under the SEDA to the Selling Shareholder may be greater than 70,462,300, which is the total number of shares that the Selling Shareholder may sell from time to time under this prospectus.

PLAN OF DISTRIBUTION

We, or the Selling Shareholder, including its pledgees, assignees or successors-in-interest, of the common stock may, from time to time, sell any or all of their shares of common stock on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  We or the Selling Shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by us or the Selling Shareholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, we or the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  We or the Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

YA Global is, and any broker-dealer or agent that is involved in selling the shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because YA Global is deemed to be, an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no coordinating broker and, other than the Selling Shareholder, no underwriter, acting in connection with the proposed sale of the resale shares by the Selling Shareholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholder without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholder or any other person.  We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will bear costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

For purposes of the description of the Company's capital stock below, references to "us," "we" and "our" refer only to TOP SHIPS INC. and not any of our subsidiaries.

Purpose

Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Amended and Restated Articles of Incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

The Company's authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 29,537,700 shares were issued and outstanding as of June 30, 2009, and 20,000,000 preferred shares with par value of $0.01, of which no shares are issued and outstanding. The Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.

Share History

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed TOP TANKERS INC. in May 2004. In December 2007, TOP TANKERS INC. was renamed TOP SHIPS INC. Our common stock is currently listed on the NASDAQ Global Select Market under the symbol "TOPS".

From April 2006, until July 2006, we issued through a "controlled equity offering" 1,302,454 shares of common stock, par value $0.01. The net proceeds totaled $26.9 million.

During 2006, we sold and leased-back on a fixed charter basis four double-hull Handymax, four double-hull Suezmax and five double-hull Suezmax tankers for periods of five years, five years and seven years, respectively. Additionally, we sold three double-hull Handymax tankers, and we entered into an agreement with SPP Shipbuilding Co., Ltd. of the Republic of Korea, or SPP, for the construction of six product/chemical tankers.

In May 2007, we re-acquired four Suezmax tankers that we sold in 2006 in an earlier sale and leaseback transaction and terminated the respective bareboat charters. The re-acquisition price was $208.0 million and was partially financed by the early redemption of the seller's credit of $20.6 million associated with the 2006 sales and leaseback transactions, along with secured debt financing and cash from operations.

From June 2007 until July 2007, we issued through a "controlled equity offering" 1,435,874 shares of common stock, par value $0.01. The net proceeds totaled $29.4 million.

During July and August 2007, we agreed to acquire one Supramax, one Handymax and four Panamax drybulk vessels at a total cost of $370.1 million. The Handymax and two of the four Panamax drybulk vessels were delivered to us during the fourth quarter of 2007. The Supramax and the remaining two Panamax drybulk vessels were delivered to us during the first two quarters of 2008.

In December 2007, we completed a follow-on offering of our common stock. The net proceeds of this follow-on offering, approximately $68.9 million, were used primarily to repay outstanding secured debt and to partially finance the acquisition of the six drybulk vessels mentioned above, one of which we have since sold.

During 2007 we sold one Suezmax tanker, we agreed to sell one Suezmax tanker that we later delivered in January 2008 to its new owners, and we terminated the bareboat charters on three Handymax tankers that we sold in 2006 in sale and leaseback transactions, due to the sale of the vessels by their owners to third parties.

During 2008, we took delivery of one Supramax drybulk vessel and two Panamax drybulk vessels, which we had agreed to acquire in 2007 as mentioned above. Additionally, during 2008, we sold seven owned Suezmax tankers and one Panamax drybulk vessel and we arranged the sale of six chartered-in vessels, under bareboat charters, and terminated the respective charters.

On March 20, 2008, we effected a three-for-one reverse stock split of our common stock. There was no change in the number of authorized common shares. As a result of the reverse stock split, the number of outstanding shares as of March 20, 2008 decreased to 20,705,380, while the par value of our common shares remained unchanged at $0.01 per share.

In April 2008, we privately placed with various investors 7.3 million unregistered shares of common stock, par value $0.01, for aggregate proceeds of approximately $51.0 million. The 7.3 million shares were sold for $7.00 per share, which represents a discount of 15.5 percent based on the closing share price of $8.28 on April 23, 2008. In July 2008, we filed a registration statement on Form F-3, with respect to these 7.3 million shares.

The current address of our principal executive office is 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8000.

Equity Incentive Plan

In April 2005 the Board adopted the TOP SHIPS INC. 2005 Stock Incentive Plan, or the Plan, under which our officers, key employees and directors may be granted options to acquire common stock. A total of 1,000,000 shares of common stock were reserved for issuance under the Plan, which is administered by the Board. Since the Plan's inception, the number of shares of common stock reserved for issuance under the Plan has been increased to 5,000,000. The Plan also provides for the issuance of stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units, and performance shares at the discretion of our Board of Directors. The Plan will expire 10 years from the date of its adoption. On July 11, 2007, the Company increased the Plan's reserve by 1,000,000 shares.

Please refer to Note 17 to the consolidated financial statements included in Item 18 of our Annual Report on Form 20-F for the year ended December 31, 2008, describing grants under the Plan, which have occurred between  April 2005 and January 2008.

On January 22, 2008, the Company granted 197,560 shares of restricted common stock of the Company, or Shares, pursuant to the Company's Plan. These shares were granted to two officers and employees and proportionally vest over a period of four years in equal annual installments with the following provisions: in case of change of control or termination of employment, Shares will immediately vest, with the exception of voluntary resignation or termination of employment for cause, in which event the Shares will be forfeited. The fair value of each Share on the grant date was $6.69.

On July 1, 2008, the Company increased the Plan's reserve by 1,000,000 shares and granted 500,000 Shares, pursuant to the Company's Plan. All 500,000 Shares were awarded to our CEO, Evangelos Pistiolis, and issued to Sovereign Holdings Inc., a company wholly-owned by Mr. Pistiolis. The restrictions on the shares granted to the CEO schedule 125,000 shares to vest on the grant date and schedule the remainder of the shares to vest over a period of three years in equal annual installments beginning one year from the grant date. However, as the shares granted to the Company's CEO do not contain any future service vesting conditions, all such shares are considered vested shares on the grant date. The fair value of each share on the grant date was $6.20

On July 10, 2008, the Company granted 2,666 Shares pursuant to the Company's Plan. All 2,666 Shares were awarded to one of our employees, such Shares to vest over a period of 6 months. The fair value of each Share on the grant date was $5.15.

On September 2, 2008, the Company granted 387,666 Shares pursuant to the Company's Plan. 375,000 of the Shares from this date were granted to our non-executive directors, such Shares to vest five years after the grant date. 10,000 of the Shares from this date were granted to one of our employees, such Shares to vest proportionally over a period of three years in equal installments, commencing on the grant date. 2,666 of the Shares from this date were granted to another of our employees, such Shares to vest over a period of 6 months. The fair value of each Share on the grant date was $5.08.

On September 4, 2008, the Company increased the Plan's reserve by 2,000,000 shares and granted 1,472,438 Shares pursuant to the Company's Plan. All 1,472,438 Shares were awarded to our CEO, Evangelos Pistiolis in lieu of cash compensation that would be owed to Mr. Pistiolis under his employment agreement with the Company, or the employment agreement, in the event of a change in control of the Company. These Shares were issued to Sovereign Holdings Inc., a company wholly-owned by Mr. Pistiolis. The Shares will vest in the event of a change in control of the Company, as defined in the employment agreement. The fair value of each Share on the grant date was $5.23.

All share amounts have been adjusted for the 1:3 reverse stock split effected on March 20, 2008.

A summary of the status of the Company's vested and non-vested Shares as of December 31, 2008 and movement during the year ended December 31, 2008, is presented below:

	Number of non-vested shares	Weighted average grant date fair value per non-vested share
As of December 31, 2007	213,333	$23.97
Granted in 2008	2,060,331	$5.34
Vested in 2008	(157,078)	$14.56
Forfeited in 2008	(39,322)	$12.59
As of December 31, 2008	2,077,264	$6.42

Number of vested shares
As of December 31, 2007	229,917
Granted in 2008	500,000
Non-vested shares granted in 2007 and 2008, vested during 2008	157,078
As of December 31, 2008	886,995

Stockholders Rights Agreement

We entered into a Stockholders Rights Agreement with Computershare Investor Services, LLC, as Rights Agent, as of August 19, 2005. Under this Agreement, we declared a dividend payable of one right, or Right, to purchase one one-thousandth of a share of the Company's Series A Participating Preferred Stock for each outstanding share of Top Ships Inc. common stock, par value U.S.$0.01 per share. The Rights will separate from the common stock and become exercisable after (1) the 10th day after public announcement that a person or group acquires ownership of 15% or more of the company's common stock or (2) the 10th business day (or such later date as determined by the company's Board of Directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the company's common stock. On the distribution date, each holder of a right will be entitled to purchase for $25 (the "Exercise Price") a fraction (1/1000th) of one share of the company's preferred stock which has similar economic terms as one share of common stock. If an acquiring person (an "Acquiring Person") acquires more than 15% of the company's common stock then each holder of a right (except that Acquiring Person) will be entitled to buy at the exercise price, a number of shares of the company's common stock which has a market value of twice the exercise price. If after an Acquiring Person acquires more than 15% of the company's common stock, the company merges into another company or the company sells more than 50% of its assets or earning power, then each holder of right (except for those owned by the acquirer) will be entitled to purchase at the Exercise Price, a number of shares of common stock of the surviving entity which has a then current market value of twice of the Exercise Price. Any time after the date an Acquiring Person obtains more than 15% of the company's common stock and before that Acquiring Person acquires more than 50% of the company's outstanding common stock, the company may exchange each right owned by all other rights holders, in whole or in part, for one share of  the company's common stock. The rights expire on the earliest of (1) August 31, 2015 or (2) the exchange or redemption of the rights as described above. The company can redeem the rights at any time on or prior to the earlier of a public announcement that a person has acquired ownership of 15% or more of the company's common stock, or the expiration date. The terms of the rights and the Stockholders Rights Agreement may be amended without the consent of the rights holders at any time on or prior to the Distribution Date. After the Distribution Date, the terms of the rights and the Stockholders Rights Agreement may be amended to make changes that do not adversely affect the rights of the rights holders (other than the Acquiring Person). The rights do not have any voting rights. The rights have the benefit of certain customary anti-dilution protections.

General

Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws.  Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws do not impose any limitations on the ownership rights of our shareholders.

Under our Amended and Restated By-laws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors.    Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws prohibit cumulative voting in the election of directors.

The board of directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board

Our Amended and Restated Articles of Incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

                        Election and Removal

Our Amended and Restated Articles of Incorporation and Amended and Restated by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters' Rights of Appraisal and Payment.    Under the Business Corporation Act of the Republic of the Marshall Islands, or BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders' Derivative Actions.    Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relate.

Anti-takeover Provisions of our Charter Documents.    Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

The Company's Amended and Restated Articles of Incorporation include provision which prohibit the Company from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

• prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
• upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;
• at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and
• the shareholder became an interested shareholder prior to the consummation of the initial public offering.

Limited Actions by Shareholders

Our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Blank Check Preferred Stock

Under the terms of our Amended and Restated Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Super-majority Required for Certain Amendments to Our By-Laws

On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by laws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of the Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our board of directors, removal of our board of directors and the filling of vacancies on our Board of Directors.

Stockholder Rights Agreement

We have entered into a Stockholder Rights Agreement with Computershare Investor Services LLC, as Rights Agent. See "Stockholder Rights Agreement" above.

DESCRIPTION OF PREFERRED SHARES

Under the terms of our Amended and Restated Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock.  Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.  The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.  Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control.  Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders.  In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our ordinary shares.  The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies, in which the price of such warrants will be payable;

●
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of any material United States Federal income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$36,275
FINRA Fees	$________*
Blue sky fees and expenses	$________*
Printing and engraving expenses	$________*
Legal fees and expenses	$________*
Rating agency fees	$________*
Accounting fees and expenses	$________*
Indenture trustee fees and experts	$________*
Transfer agent and registrar	$________*
Miscellaneous	$________*
---------------
Total	$________
=========

* To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F and the effectiveness of TOP SHIPS INC. internal control over financial reporting have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference.  Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.  Further information about our company is available on our website at http://www.topships.org.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

●
The description of our securities contained in our Registration Statement on Form F-3, (File No. 333- 152150) as amended, filed with the Commission on July 3, 2008 and any amendment or report filed for the purpose of updating that description.

●
Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on June 29, 2009, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

●
Exhibit 3 to our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on June 15, 2009, with the exception of the comments of our President and Chief Executive Officer, Evangelos Pistiolis.

●	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on July 1, 2009

●	Registration Statement on Form 8-A12G filed with the Commission on August 19, 2005

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

TOP SHIPS INC.
Attn: Alexandros Tsirikos
1 Vas. Sofias and Meg. Alexandrou Str
15124 Maroussi, Greece
Telephone:  011-30 210 812 8180

Information Provided by the Company

We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq National Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

(1)
The By-Laws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)
Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance.  A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(a)     Under Rule 415 of the Securities Act,

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended,

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) – (d) Not applicable

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) – (i)	Not applicable

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on July 24, 2009.

TOP SHIPS INC.
By:	/s/ EVANGELOS J. PISTIOLIS
By:	Name: EVANGELOS J. PISTIOLIS Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Evangelos J. Pistiolis, Alexandros Tsirikos, Gary J. Wolfe and Robert Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on July 24, 2009 in the capacities indicated.

Signature	Title	Date

/s/ EVANGELOS J. PISTIOLIS Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)	July 24, 2009

/s/ ALEXANDROS TSIRIKOS Alexandros Tsirikos	Director and Chief Financial Officer	July 24, 2009

/s/ VANGELIS G. IKONOMOU Vangelis G. Ikonomou	Director and Executive Vice President	July 24, 2009

/s/ EIRINI ALEXANDROPOULOU Eirini Alexandropoulou	Corporate Secretary	July 24, 2009

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on July 24, 2009.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement*

3.1	Amended and Restated Articles of Incorporation Top Ships Inc. (1)

3.2	Amendment to Amended and Restated Articles of Incorporation Top Ships Inc. (2)
3.3	Amendment to Amended and Restated Articles of Incorporation Top Ships Inc.(3)
3.4	Amendment to Amended and Restated Articles of Incorporation Top Ships Inc.(4)
3.5	Amended and Restated By-laws of Top Ships Inc. (5)

4.1	Form of Common Stock Certificate (6)

4.2	Preferred Share Certificate *

4.3	Form of warrant agreement *

4.4	Shareholder Rights Agreement dated as of August 19, 2005, between the Company and Computershare Investor Services, LLC, as Rights Agent (7)

5.1
Form of Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company as to the validity of the common shares, preferred shares, and, warrants and to the validity of the common shares of the selling shareholder and the preferred share purchase rights (8)

8.1	Form of Opinion of Seward & Kissel LLP, with respect to certain tax matters (9)

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained in signature page)

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.

(1)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1, Registration No. 333-119806 filed with the SEC on October 18, 2004.

(2)	Incorporated herein by reference to Exhibit 1.2 to the Company’s Annual Report on Form 20-F, Registration No. 000-50859 filed with the SEC on April 20, 2007.

(3)	Incorporated herein by reference to Exhibit 1.3 to the Company’s Annual Report on Form 20-F, Registration No. 000-50859 filed with the SEC on June 29, 2009.
(4)	Incorporated herein by reference to Exhibit 1.4 to the Company’s Annual Report on Form 20-F, Registration No. 000-50859 filed with the SEC on June 29, 2009.
(5)	Incorporated herein by reference to the Company’s Form 6-K filed with the SEC on March 9, 2007.

(6)	Incorporated herein by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F, Registration No. 000-50859 filed with the SEC on June 29, 2009.
(7)	Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A12G, Registration No. 333-50859 filed with the SEC on August 19, 2005.

(8)	Previously filed as Exhibit 5.1 to the Company's Registration Statement on Form F-3, Registration No. 333- 160412 filed with the SEC on July 1, 2009.
(9)	Previously filed as Exhibit 8.1 to the Company's Registration Statement on Form F-3, Registration No. 333- 160412 filed with the SEC on July 1, 2009

SK 23116 0005 1003514 v7